EXHIBIT 5.1

[Letterhead of Willkie Farr & Gallagher]

July 8, 2003

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Re:	Level 3 Communications, Inc.

2.875% Convertible Senior Notes due 2010

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $373,750,000 principal amount of the Company’s 2.875% Convertible Senior Notes due 2010 (the “Securities”) pursuant to the Amended and Restated Indenture, dated July 8, 2003, as supplemented by the First Supplemental Indenture, dated July 8, 2003 (the “Indenture”) between the Company and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as trustee (the “Trustee”).

In connection therewith, we have examined (a) the Registration Statement on Form S-3 (File No. 333- 53914) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), (b) the prospectus of the Company dated January 31, 2001, as supplemented by a prospectus supplement, dated July 1, 2003 relating to the Securities, as filed in final form with the Commission on July 2, 2003 pursuant to Rule 424(b) under the Act (the “Prospectus”) and (c) the Indenture. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company, the authorization and issuance of the Securities and the authorization of the shares of common stock of the Company underlying the Securities and into which the Securities are convertible (the “Shares”), and have made such investigations of law, as we have deemed necessary and

Level 3 Communications, Inc.

July 8, 2003

advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

On the basis of the foregoing and having regard for legal consideration we deem relevant, we are of the opinion that:

1. The Securities have been duly authorized and, upon their due execution, issuance and delivery, constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

2. The Shares have been duly authorized and, when issued upon the conversion of the Securities in accordance with their terms, will constitute validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report of Form 8-K dated July 8, 2003, which is incorporated by reference into the Registration Statement and the Prospectus and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    WILLKIE FARR & GALLAGHER